SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made and entered into as of August 17, 2007, by and between Neah Power Systems, Inc., a Nevada corporation (“Company”), and Daniel Rosen, an individual (“Chairman”).

RECITALS

A.	WHEREAS, Chairman serves as Executive Chairman of the Board of Company,

B.	WHEREAS, Chairman has agreed to provide the Services defined below, in accordance with and during the term provided for in this Agreement, and

C.	WHEREAS, Company acknowledges that Chairman desires definition of his compensation and other terms for his providing the Services;

NOW, THEREFORE, in consideration thereof and of the premises, and the covenants contained herein, the parties agree as follows:

AGREEMENT

1.	TERM OF AGREEMENT

1.1
Term. The term of this Agreement shall begin on the date first set forth above (“Commencement Date”) and shall continue on an at-will basis until terminated by either party on no less than 30 days written notice.

2.	SERVICES TO BE PROVIDED

2.1	Services. During the term of this Agreement, Chairman will provide his full-time professional services to the Company, including the following (collectively, the “Services”):

(a)	primary company spokesperson,

(b)	liaison to Wall Street, banks and large investors,

(c)	primary speaker at conferences,

(d)	press releases and investor communications,

(e)	related investor relations activities,

(f)	continued evolution of strategy, and

(g)	expansion of the corporate vision and business to new areas.

2.2
Other Positions. Company acknowledges that Chairman serves from time to time as an advisor, investor or consultant for companies unrelated to Company. In addition, Company acknowledges that Chairman may do charity work and conduct other business during the term of this Agreement, as long as such activities do not materially interfere with the Chairman’s duties hereunder. Provided, however, that Chairman will not, without the prior written consent of Company, engage in any activity directly competitive with the business or welfare of Company, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than 1% of the capital interests of any other such corporation or entity. For clarity, the Chairman now holds and might hold in the future interests greater than 1% in corporations that are in businesses unrelated to Company; this agreement does not affect any such activities.

2.3
Limitations. Subject to the specific limitations imposed herein and those resulting from the nature of the Services to be performed, the Chairman will exercise independent professional judgment in determining the method, details, and means of performing the Services. The Company does not propose to exercise any control over the method and manner of providing the Services; provided, however, that all actions taken on behalf of the Company are subject to approval by the board of directors. The Company expressly acknowledges that the Chairman is neither a qualified legal nor accounting firm; the Chairman is not giving legal, tax or professional financial advice. The Company further acknowledges that all advice, documents and other communications from the Chairman to Company should be vetted by qualified professionals in these areas as the Company finds necessary and at Company’s sole discretion. The Chairman will endeavor to perform the Services within a reasonable period of time, except for delays occasioned by factors beyond the Chairman’s control, by factors not reasonably foreseeable, or by factors initiated by Company. No other warranty, express or implied, is made with respect to Services performed under this Agreement.

3.	COMPENSATION

3.1
Cash Compensation. During the term of this Agreement, Company shall pay Chairman the sum of $20,833.33 per month, and Chairman agrees to accept such amount in full payment for the Services; provided, however that payment to Chairman of $12,500.00 of such monthly amount shall be deferred until Company receives additional equity funding in excess of $5 million.

3.2
Stock Options. Chairman shall be granted options under Company’s incentive compensation plan to purchase up to 1 million shares of Company’s common stock at the closing price on the date first set forth above, with 250,000 vested immediately, and 250,000 vesting each three-month anniversary thereafter during the term. Except as otherwise set forth herein, vesting of options will cease upon the termination of Services pursuant to this Agreement.

3.3
Deductions from Compensation. Company shall deduct and withhold from all compensation payable to Chairman all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

3.4
Change of Control. In the event that Company undergoes a change of control during the term of this Agreement, then the all of the options shall immediately vest and 6 months of the cash compensation plus any deferred cash compensation will be due.

4.	REIMBURSEMENT OF EXPENSES

4.1
Travel and Other Expenses. Company shall pay to or reimburse Chairman for reasonable and necessary business, travel, promotional and similar expenditures incurred by Chairman in performing the Services in accordance with the Company’s standard travel policies.

4.2	Liability Insurance. Company shall provide Chairman with officers and directors’ insurance, consistent with usual business practices.

4.3	Indemnification. Company shall indemnify, defend and hold harmless Chairman pursuant to the indemnification agreement previously approved by the Board.

5.	OTHER PROVISIONS

5.1	Non-Disparagement. During the term of this Agreement, and at all times thereafter, the parties agree that they will not disparage each other in any fashion.

5.2
Compliance With Other Agreements. Chairman represents to Company that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Chairman is a party or by which he is bound. Should claims, demands, causes of action, costs or expenses (including attorneys’ fees) arise from any alleged breach of contract as a result of accepting employment with Company, Company will indemnify Chairman for reasonable legal fees, provided that Chairman did not knowingly or willfully breach such agreement.

5.3
Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Chairman represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Chairman has not relied upon any advice from Company and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Chairman further acknowledges that Company has not made any representations to him with respect to tax issues.

5.4
Nondelegable Duties. This is a contract for Chairman’s personal services. The duties of Chairman under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, without prior approval of Company, and shall not be subject to involuntary alienation, assignment or transfer by Chairman during his life.

5.5	Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of Washington.

5.6
Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved either in federal or state court in Seattle, Washington.

5.7
Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

5.8	Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

5.9
Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or four business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

(a)	If to Company, to the principal office of Company in the State of Washington, with a copy to Company’s general outside legal counsel; or

(b)	If to Chairman, to the most recent address for Chairman appearing in Company’s records, with a copy to the person of choice to receive such notices designated by Chairman in writing to Company.

5.10
Arbitration. Any disputes, controversies or claims arising out of or relating to this Agreement, not otherwise addressed in Section 10.5 above, shall be resolved by binding arbitration before a retired judge at JAMS, in accordance with its applicable rules. The prevailing party shall be awarded its reasonable attorney’s fees, costs and expenses.

5.11	Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12
Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

5.13
Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CHAIRMAN:

Daniel Rosen

COMPANY:

NEAH POWER SYSTEMS, INC.

By:

Paul Abramowitz
President & Chief Executive Officer

By:

Michael Solomon
Director